Exhibit 14.1

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

CODE OF ETHICS
OF
BEFUT INTERNATIONAL CO., LTD.

I. Objectives
BEFUT International Co., Ltd. and its subsidiaries (together, the “Company”) is committed to the highest level of ethical behavior. The Company’s business success depends upon the reputation of the Company and its directors, officers and employees to perform with the highest level of integrity and principled business conduct.

This Code of Ethics (“Code”) applies to all directors, officers and employees of the Company, including the Company’s Chief Executive Officer and Chief Financial Officer, (collectively, the “Covered Persons”). This Code is designed to deter wrongdoing and to promote all of the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (the “Commission”), and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting to an appropriate person or persons identified herein for receiving notice of violations or potential violations of this Code; and
•	Accountability for adherence to this Code.

Current versions of the Code will be maintained on the Company’s Website at http://www.befut.com/English/Default.asp and made available to all Covered Persons. Compliance with the Code is, first and foremost, the individual responsibility of every Covered Person.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 1 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

This Code is not intended to cover every applicable law, or to provide answers to all questions that might arise; for such, the Company relies on each person’s sense of what is right, including a sense of when it is appropriate to seek guidance from others on an appropriate course of conduct.

II. Honest and Ethical Conduct
Each Covered Person must always conduct himself or herself in an honest and ethical manner. Each Covered Person must act with the highest standards of personal and professional integrity and must not tolerate others who attempt to deceive or evade responsibility for actions. Honest and ethical conduct must be a driving force in every decision made by a Covered Person while performing his or her duties for the Company. When in doubt as to whether an action is honest and ethical, each Covered Person shall seek advice from his or her immediate supervisor or senior management, as appropriate.

III. Conflicts Of Interest
The term “conflict of interest” refers to any circumstance that would cast doubt on a Covered Person’s ability to act objectively when representing the Company’s interest. Covered Persons should not use their position or association with the Company for their own or their family’s personal gain, and should avoid situations in which their personal interests (or those of their family) conflict or overlap, or appear to conflict or overlap, with the Company’s best interests.

The following are examples of activities that give rise to a conflict of interest. These examples do not in any way limit the general scope of the Company’s policy regarding conflicts of interest.

•
Improper Influence. Where a Covered Person’s association with (or financial interest in) another person or entity would reasonably be expected to interfere with the Covered Person’s independent judgment as to the Company’s best interest, that association or financial interest creates a conflict of interest.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 2 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

•
Financial Interests. The holding of a financial interest by a Covered Person in any present or potential competitor, customer, supplier, or contractor of the Company creates a conflict of interest, except where the business or enterprise in which the Covered Person holds such financial interest is publicly owned, and the financial interest of the Covered Person in such public entity constitutes less than one percent (1%) of the ownership of that business or enterprise.

•
Outside Employment. The acceptance by a Covered Person of a membership on the Board, or serving as a consultant or advisor to any board of directors or any management, of a business that is a present or potential competitor, customer, supplier, or contractor of the Company, creates a conflict of interest, unless such relationship is pre-approved in writing by the Chief Executive Officer of the Company.

•
Loans or Other Financial Transactions. Engaging in any transaction involving the Company, from which the Covered Person can benefit financially or otherwise, apart from the usual compensation received in the ordinary course of business, creates a conflict of interest. Such transactions include lending or borrowing money, guaranteeing debts, or accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor of the Company.

•
Tipping. The use or disclosure of any unpublished information regarding the Company, obtained by a Covered Person in connection with his or her employment for personal benefit, creates a conflict of interest.

It is our policy and it is expected that all Covered Persons should endeavor to avoid all situations that present an actual or apparent conflict of interest. All actual or apparent conflicts of interest must be handled honestly and ethically. If a Covered Person suspects that he or she may have a conflict of interest, that Covered Person is required to report the situation to, and to seek guidance from, his or her immediate supervisor or senior management, as appropriate. For purposes of this Code, directors, the Chief Executive Officer, and the Chief Financial Officer shall report any such conflict or potential conflict situations to the Chairman of the Audit Committee, and in the absence of an Audit Committee, to Chairman of the Board of Directors of the Company (the “Board”).  Officers (other than the Chief Executive Officer and the Chief Financial Officer) and employees of the Company shall report any such situations to their immediate supervisor. It is the responsibility of the Audit Committee Chairman or the Chairman of the Board, as applicable, to determine if a conflict of interest exists or whether such situation is likely to impair the Covered Persons ability to perform his or her assigned duties with the Company, and if such situation is determined to present a conflict, to determine the necessary resolution.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 3 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

It is the Company’s policy to prohibit the extension or maintenance of credit, either directly or indirectly, or arrange for the extension of credit or renewing an extension of credit in the form of a personal loan to or for any director or executive officer (or person performing similar functions) of the Company provided however, the Board may provide for limited exceptions to this prohibition in accordance with the Sarbanes-Oxley Act of 2002.

IV. Compliance with Applicable Laws, Rules and Regulations
Full compliance with the letter and the spirit of all applicable governmental laws, rules and regulations, and applicable rules and listing standards of any national securities exchange on which the Company’s securities may be listed, is one of the foundations on which this Company’s ethical policies are built. All directors and executive officers of the Company must understand and take responsibility for the Company’s compliance with the applicable governmental laws, rules and regulations of the cities, states and countries in which the Company operates, and for complying with the applicable rules and listing standards of any national securities exchange on which the Company’s securities may be listed.

V. Rules to Promote Full, Fair, Accurate, Timely and Understandable Disclosure
As a public Company, the Company has a responsibility to report financial information to security holders so that they are provided with accurate information in all material respects about the Company’s financial condition and results of operations. It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. Further, it is the Company’s policy to promote full, fair, accurate, timely and understandable disclosure in all Company reports required to be filed with or submitted to the Commission, as required by applicable laws, rules and regulations then in effect, and in other public communications made by the Company.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 4 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

Covered Persons may be called upon to provide or prepare necessary information to ensure that the Company’s public reports are complete, fair and understandable. The Company expects Covered Persons to take this responsibility seriously and to provide accurate information related to the Company’s public disclosure requirements.

All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. No entries to the Company’s books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction. Covered Persons shall maintain all Company books and records in accordance with the Company’s established disclosure controls and procedures and internal controls for financial reporting, as such controls may be amended from time to time.

The Company is committed to develop and operate a system of internal control policy over financial reporting and accounting record, to ensure all internal transactions are properly authorized and recorded, and are compliant with all applicable laws. The internal controls include but are not limited to written policies and procedures, superior examination and monitoring, budget control and other inspection and settlement. The Company is committed to develop and operate a system of disclosure procedures to ensure that all information is disclosed in accordance with applicable rules and regulations.

All Covered Persons must report any questionable accounting or auditing matters that may come to their attention. This applies to all reports or records prepared for internal or external purposes. If any Covered Person has concerns or complaints regarding questionable accounting or auditing matters of the Company, Covered Person shall report such matters to his or her immediate supervisor. If the immediate supervisor is involved in the questionable accounting or auditing matter, or does not timely resolve the Covered Person’s concern, the Covered Person should submit their concerns to the Chief Executive Officer or the Chief Financial Officer. If the Chief Executive Officer and the Chief Financial Officer are involved in the questionable accounting or auditing matter, or do not timely resolve the Covered Person's concerns, the Covered person should submit his or her concern directly to the Audit Committee, or to the Board in the absence of a designated Audit Committee. The reporting of any such matters may be done on a confidential basis, at the election of the Covered Person making the report.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 5 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

VI. Competition and Fair Dealing
The Company seeks to outperform its competitors fairly and honestly. The Company does not seek competitive advantages through illegal or unethical business practices. Each Covered Person shall endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No Covered Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff, and (v) does not violate any laws or regulations. Please discuss with the Company’s Compliance Officer any gifts which you are not certain are appropriate.

VII. Corporate Opportunities
Covered Persons are prohibited from taking for themselves opportunities that are discovered through the use of Company property, information or position, or using Company property, information or position for personal gain. Covered Persons have a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 6 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

VIII. Confidentiality
Covered Persons must maintain the confidentiality of non-public, proprietary information regarding the Company, its customers or its suppliers, and shall use that information only to further the business interests of the Company, except where disclosure or other use is authorized by the Company or legally mandated. This includes information disseminated to employees in an effort to keep them informed or in connection with their work activities, but with the instruction, confidential labeling, or reasonable expectation that the information be kept confidential.

IX. Trading on Inside Information
Inside information includes any non-public information, whether favorable or unfavorable, that investors generally consider important in making investment decisions. Examples include financial results not yet released, imminent regulatory approval/disapproval of an alliance or other significant matter such as the purchase or sale of a business unit or significant assets, threatened litigation, or other significant facts about a business. No information obtained as the result of employment at, or a director’s service on the Board of, the Company may be used for personal profit or as the basis for a “tip” to others, unless such information has previously been made generally available to the public, and even in such circumstances, such information may be subject to other duties.

X. Protection and Proper Use of Company Assets
Covered Persons should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have an adverse impact on the Company and its profitability. Company assets may only be used for legitimate Company business purposes.

XI. Foreign Corrupt Practices Act (“FCPA”)
The FCPA prohibits the making of a payment and/or the offering of anything of value to any foreign government official, government agency, political party or political candidate in exchange for a business favor or when otherwise intended to influence the action taken by any such individual or agency or to gain any competitive or improper business advantage. Prohibitions of the FCPA apply to actions taken by all Covered Persons and by all outside parties engaged directly or indirectly by the Company (e.g., consultants, professional advisers, etc.). Given the complexity of the FCPA and the severe penalties associated with its violation, all Covered Persons are urged to contact the Company’s Compliance Officer at any time with any questions concerning the Company’s and their obligations under and in compliance with the FCPA.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 7 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

XII. Fair Treatment
The Company is firmly committed to providing equal opportunity to all employees and will not tolerate any illegal discrimination or harassment based on nationality, national origin, sex, religion or any other protected class, avoid any discrimination or harassment for psychological or physiological defect.

The Company strives to provide each employee with a safe and healthy work environment. Regardless of the status of the employee, the Company prohibits any sexual harassment to employees of opposite sex through body or language. Violence and threatening behavior are not permitted.

XIII. Public Communications and Prevention of Selective Disclosure
Public Communications Generally. The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s President’s Office or the party designated by the Board (collectively “Disclosure Control Agent”). The Disclosure Control Agent will work with the appropriate personnel to evaluate and coordinate a response to the request.

Prevention of Selective Disclosure. Preventing selective disclosure is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Selective disclosure” occurs when any person provides potentially market-moving information to selected persons before the news is available to the investing public generally. Selective disclosure is a crime under United States law and the penalties for violating the law are severe.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 8 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

The following guidelines have been established to avoid improper selective disclosure. Covered Persons are required to follow these procedures:

•
All contact by the Company with investment analysts, the press and/or members of the media shall be made through the Chief Executive Officer, Chief Financial Officer, Disclosure Control Agent or persons designated by the said Officers and/or Committee (collectively, the “Media Contacts”).

•	Other than the Media Contacts, no officer, director or employee shall provide any information regarding the Company or its business to any investment analyst or member of the press or media.
•
All inquiries from third parties, such as industry analysts or members of the media, about the Company or its business should be directed to a Media Contact. All presentations to the investment community regarding the Company will be made by appropriate personnel under the direction of a Media Contact.

•	Other than the Media Contacts, any Covered Person who is asked a question regarding the Company or its business by a member of the press or media shall forward the inquiry to a Media Contact.

These procedures do not apply to the routine process of making previously released information regarding the Company available upon inquiries made by investors, investment analysts and members of the media.

Please contact the Compliance Officer if you have any questions about the scope or application of the Company’s policies regarding selective disclosure.

XIV. Compliance with the Code; Discipline
Violation of this Code may result in serious consequences for the Company, its corporate reputation and credibility and the confidence level of its customers and investors. Sanctions against the Company for criminal or civil wrongdoing could include substantial fines and restrictions on future operations. Individual employees could be required to pay significant fines or be sentenced to prison. Therefore, violations will be taken seriously.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 9 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

Company-imposed disciplinary action will be coordinated with the employee’s supervisor, the human resources department and the Company’s Compliance Officer. The overall seriousness of the matter will be considered in determining disciplinary action to be taken: which might include consequences up to and including dismissal.

Individual cases may require an employee to reimburse the Company for losses or damages. The Company may even refer an employee for criminal prosecution, civil enforcement or a combination of the above.

Disciplinary action may also be taken against Covered Persons who condone, permit or have knowledge of illegal or unethical conduct by subordinates and do not take corrective action, and against Covered Persons who make false statements in connection with investigations of violations of this Code.

All Covered Persons will be held to the standards in this Code. Violating the Code, even if directed to do so by management is not justifiable. If a manager solicits actions in violation of this Code, the Covered Person should contact the Company’s Compliance Officer.

XV. Reporting and Compliance Procedure
Every Covered Person has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to the Compliance Officer. Covered Persons may report such conduct openly or anonymously without fear of retaliation.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 10 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Compliance Officer. Covered Persons may report violations of this Code on a confidential or anonymous basis, while the Company encourages reporting person to identify himself or herself when reporting violations so that the Company may follow up with the reporting person, as necessary, for additional information.

Mei Yu has initially been appointed by the Board as the Compliance Officer under this Code. Mei Yu can be reached at 411-6258-4180 ext. 8009 and befut_yu@163.com. The Company will notify the Covered Persons if the Board appoints a different Compliance Officer.

If the Compliance Officer receives information regarding an alleged violation of this Code, he or she shall, in consultation with outside counsel, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and the Board of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board or a committee thereof. Covered Persons are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code.

Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 11 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

XVI. Policy Against Retaliation
The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

XVII. Waiver of the Code
While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any request for a waiver of any provision of this Code must be in writing and addressed to the Board or the Audit Committee, if made by an executive officer or a director, or the Chief Executive Officer of the Company, if made by an employee.

Any waiver of this Code may be made only by the independent directors on the Board, or by an authorized committee of the Board comprised solely of independent directors, and will be disclosed as required by law, Commission regulations, or the rules and listing standards of any national securities exchange on which the Company’s securities may be listed.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 12 of 13

BEFUT International Co., Ltd.
27th Floor, Liangjiu International Tower
No. 5, Heyi Street, Xigang District
Dalian City, China 116011

Any waiver of this Code with respect to an officer or director must be approved by the Board or the Audit Committee, after consultation with the Company’s corporate or outside counsel, and will be disclosed as required by law, Commission regulations, or the rules and listing standards of any national securities exchange on which the Company’s securities may be listed.

XVIII. Dissemination and Amendment
This Code shall be available to each employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company. The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

This Code was adopted by the Board effective as of September 2, 2011.

Code of Ethics of BEFUT International Co., Ltd. (Sept 2, 2011)	Page 13 of 13